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                                                                   EXHIBIT 10.30


                              AGREEMENT TO NOMINATE

         This Agreement to Nominate (the "Agreement"), made as of July 30, 1993, is by and between Transkaryotic Therapies, Inc., a Delaware corporation the Company), and Warburg, Pincus Capital Company, L.P., a Delaware corporation (the "Investor").

                              W I T N E S S E T H:

         WHEREAS, the Company and Warburg are parties to a Stock Purchase Agreement, dated as of July, 1988 (the "Class A Agreement"), which requires that the Company use its best efforts to cause certain nominees of Warburg to be elected an directors of the Company is certain circumstances; and

         WHEREAS, the Company, Warburg and certain other stockholders are party to a voting Rights Agreement, dated as of February 14, 1992 (the "Class B Agreement"), which provides for the election of certain designees of Warburg to the Board of Directors of the Company; and

         WHEREAS, the Company is contemplating a public offering of its securities which would cause the voting provisions of the Class A Agreement and the Class B Agreement to be terminated; and

         WHEREAS, Warburg has agreed to assist the Company in the contemplated public offering on the condition that the Company enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenant; hereinafter contained, the parties agree with each other ax follows:

         1.       Definitions.
                  -----------

                  (a) "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

                  (b) "IPO" shall mean the initial public offering of Common Stock to be underwritten on a firm commitment basis by Lehman Brothers and Morgan Stanley & Co., Incorporated, as Representatives of the underwriters,, as contemplated by the Company 8 Registration statement on Form S-1, Registration Number 33-65328.

         The Company hereby agrees, that from and after the closing of the IPO,
(i) so long as Warburg owns at least twenty-five percent (25%) of the issued and outstanding Common Stock, the Company shall, at each annual meeting of stockholders of the Company, cause the nomination for election as directors of the Company (each, a "Nominee") at least two persons designated by Warburg, and
(ii) so long as Warburg owns at least ten percent (log) of the issued and outstanding Common Stock, the Company shall, at each annual meeting of stockholders of the Company, cause the nomination for election as directors of the Company at least one person


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designated by Warburg.

         In the absence of any designation by Warburg, the Company shall cause to nominated, as Nominee(s), the director(s) previously designated by Warburg and then serving if still eligible to serve.

         In the event of any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person elected as a Nominee of Warburg, the Company shall cause a person designated by Warburg to be elected to fill such vacancy.

         2. EFFECTIVENESS. This Agreement shall only take effect and be binding on the parties hereto if the IPO shall occur.

         3. TERMINATION. This Agreement shall terminate on the earlier to occur of (i) the date on which Warburg holds less than ten percent (10%) of the Common Stock, or (ii) the tenth anniversary of the closing of the IPO.

         4. REMEDIES. Each party to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that Warburg may in its sole discretion apply to any court of law or equity of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement.

         5. NOTICES. All notices or other communications required or permitted to be delivered hereunder shall be in writing signed by the party giving the notice (i) to the Company, at Transkaryotic Therapies, Inc., 195 Albany Street, Cambridge, Massachusetts 02139, Attention: President, with a copy to Leslie Shapiro, Esq., Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110; (ii) to Warburg, c/o E.M. Warburg, Pincus & Co., 466 Lexington Avenue, New York, New York 10017, Attention: James E. Thomas with a copy to Rodman W. Moorhead, III, at the same address; or (iii) to such other address as may be furnished in writing by either party to the other party. Notices shall be deemed effectively given when personally delivered or sent by telex, or a facsimile transmission, when delivered to a receipted courier, properly addressed, or three days after having been deposited into the United States mail, postage prepaid, and addressed to the recipient at the address set forth above whichever is earlier.

         6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the matters contemplated herein. This Agreement supersedes any and all prior understandings as to the subject matter of this Agreement, including without limitation the voting agreements contained in the Class A Agreement and the Class B Agreement.

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         7.       AMENDMENTS WAIVERS AND CONSENTS.  Any amendments to this
Agreement, and any waivers of the provisions hereof, shall be in writing and shall be executed by both parties hereto.

         8. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the personal representatives, successors, transferees and assignees of the respective parties hereto. No party to this Agreement may assign any right granted or implied by this Agreement without the written consent of the other party.

         9. GENERAL. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement the singular includes the plural, the plural, the singular, the masculine gender includes the neuter, masculine and feminine genders. This Agreement shall be governed by and construed under the laws of the State of Delaware.

         10. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         11. COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                        TRANSKARYOTIC THERAPIES, INC.


                                        By: /S/ K. Michael Forrest
                                            ------------------------------------
                                            Title: President and CEo

                                        WARBURG, PINCUS CAPITAL COMPANY, L.P.


                                        By: Warburg, Pincus & Co.
                                            ------------------------------------
                                            Its General Partner

                                        By: /S/ Peter Stalker, III
                                            ------------------------------------
                                            Title: Partner

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